EXHIBIT 99.1

Eagle Bancorp, Inc. Announces Another Quarter of Record Earnings With Second Quarter 2018 Net Income up 34% Over 2017

BETHESDA, Md., July 18, 2018 (GLOBE NEWSWIRE) -- Eagle Bancorp, Inc. (the “Company”) (NASDAQ:EGBN), the parent company of EagleBank, today announced record quarterly net income of $37.3 million for the three months ended June 30, 2018, a 34% increase over the $27.8 million net income for the three months ended June 30, 2017. Net income per basic common share for the three months ended June 30, 2018 was $1.09 compared to $0.81 for the same period in 2017, a 35% increase. Net income per diluted common share for the three months ended June 30, 2018 was $1.08 compared to $0.81 for the same period in 2017, a 33% increase.

For the six months ended June 30, 2018, the Company’s net income was $73.0 million, a 33% increase over the $54.8 million of net income for the same period in 2017. Net income per basic common share for the six months ended June 30, 2018 was $2.13 compared to $1.61 for the same period in 2017, a 32% increase. Net income per diluted common share for the six months ended June 30, 2018 was $2.12 compared to $1.60 for the same period in 2017, a 32% increase.

“We are very pleased to report another quarter of favorable earnings, which continued to exhibit positive trends of balance sheet growth, revenue growth, solid asset quality and favorable operating leverage,” noted Ronald D. Paul, Chairman and Chief Executive Officer of Eagle Bancorp, Inc. Mr. Paul continued, “The Company’s assets ended the quarter at $7.88 billion, representing 9% growth over the second quarter of 2017 and total shareholders’ equity exceeded $1.00 billion for the first time.  Second quarter 2018 earnings resulted in a return on average assets of 1.92%, return on average common equity (“ROACE”) of 14.93% and a return on average tangible common equity (“ROATCE”) of 16.71%.” Mr. Paul added “Our financial results in the second quarter continue to exhibit balanced and consistent performance.”

While the lower effective tax rate of 25.1% for the second quarter of 2018 resulting from the Tax Act signed in December 2017 contributed to higher net earnings, on a pre-tax basis, second quarter earnings in 2018 increased 10% over the second quarter in 2017 and increased 4% over the first quarter of 2018.

The Company’s performance in the second quarter of 2018 as compared to the second quarter of 2017 was highlighted by 11% growth in both average total loans and average total deposits, by a relatively stable net interest margin of 4.15% as compared to 4.16% and by 9% growth in total revenue to $83.8 million. Mr. Paul noted that the Company continues to focus more on growth of average balances year over year and quarter over quarter since that measure relates more directly to income statement results. Comparing average balances in the second quarter of 2018 versus the first quarter of 2018, average loan growth was 2% and average deposit growth was 3%.

Mr. Paul added, “In the second quarter of 2018, period end total loans growth was a modest 1% over March 31, 2018, while total deposits increased 2% over March 31, 2018. New loans settled in the second quarter of 2018 were similar to the first quarter of 2018, which had a 3% growth rate, however, substantial loan payoffs and delays in new loan fundings occurred in the second quarter which restrained net loan growth. The total of unfunded loan commitments remains stable over the last six quarters at approximately $2.4 billion. The Company continues to emphasize strategies focusing on achieving core deposit growth. Significantly, the mix of noninterest deposits to total deposits averaged 33% in the second quarter of 2018 as compared to 32% in the second quarter of 2017. Since spread earnings are the key element of our revenue, we remain focused on our net interest margin, which has been stable as market rates and related deposit rates have continued to increase.”

The net interest margin was 4.15% for the second quarter of 2018, down one basis point from the second quarter of 2017 and down two basis points from the first quarter of 2018. Mr. Paul noted, “While we are seeing a higher cost of funds, we are also experiencing higher loan yields, in part due to rate adjustments in our predominately variable and adjustable rate loan portfolio.” The Company’s net interest income increased 12% in the second quarter of 2018 over 2017 as the Company has continued its emphasis on disciplined pricing for both new loans and funding sources. The Company believes that it has a superior net interest margin compared to peers, but it is also focused on all factors that contribute to Earnings Per Share (“EPS”) growth.

For the first six months of 2018, total loans grew 4% over December 31, 2017, and averaged 12% higher for the first six months of 2018 as compared to the first six months of 2017. At June 30, 2018, total deposits were 7% higher than deposits at December 31, 2017, and averaged 10% higher for the first six months of 2018 compared with the first six months of 2017.

Total revenue (net interest income plus noninterest income) for the second quarter of 2018 was $83.8 million, or 9% above the $76.7 million of total revenue earned for the second quarter of 2017 and was 3% higher than the $81.1 million of revenue earned in the first quarter of 2018. For the six month periods ended June 30, total revenue was $164.9 million for 2018, as compared to $149.7 million in 2017, a 10% increase.

The primary driver of the Company’s revenue growth for the second quarter of 2018 as compared to the second quarter of 2017 was its net interest income growth of 12% ($78.2 million versus $69.7 million). Noninterest income (excluding investment gains) declined by 21% in the second quarter 2018 over 2017 ($5.5 million versus $7.0 million), due substantially to lesser sales of Small Business Administration (“SBA”) and residential mortgage loans and the resulting gains on the sale of these loans, and by lower revenue associated with the origination, securitization, servicing and sale of FHA Multifamily-Backed Government National Mortgage Association (“GNMA”) securities. Mr. Paul added that “while these business lines do exhibit variations in revenue from quarter to quarter all three business units above are important to our long term continued success.”

Asset quality measures remained solid at June 30, 2018. Net charge-offs (annualized) were 0.05% of average loans for the second quarter of 2018, as compared to 0.02% of average loans for the second quarter of 2017. At June 30, 2018, the Company’s nonperforming loans amounted to $10.9 million (0.16% of total loans) as compared to $17.1 million (0.29% of total loans) at June 30, 2017 and $13.2 million (0.21% of total loans) at December 31, 2017. Nonperforming assets amounted to $12.3 million (0.16% of total assets) at June 30, 2018 compared to $18.5 million (0.26% of total assets) at June 30, 2017 and $14.6 million (0.20% of total assets) at December 31, 2017.

Management continues to remain attentive to any signs of deterioration in borrowers’ financial conditions and is proactive in taking the appropriate steps to mitigate risk. Furthermore, the Company is diligent in placing loans on nonaccrual status and believes, based on its loan portfolio risk analysis, that its allowance for credit losses, at 1.00% of total loans (excluding loans held for sale) at June 30, 2018, is adequate to absorb potential credit losses within the loan portfolio at that date. The allowance for credit losses was 1.02% at June 30, 2017 and 1.01% of total loans at December 31, 2017. The allowance at June 30, 2018 for credit losses represented 612% of nonperforming loans, as compared to 356% at June 30, 2017 and 489% at December 31, 2017.

“The Company’s productivity continued to be very favorable in the second quarter,” noted Mr. Paul. The efficiency ratio of 38.55% reflects management’s ongoing efforts to maintain superior operating leverage. The annualized level of noninterest expenses as a percentage of average assets has declined to 1.66% in the second quarter of 2018 as compared to 1.72% in the second quarter of 2017. A stable staff, capacity utilization, branch rationalization, a low level of problem assets, and leveraging of other fixed costs have been the major reasons for improved operating leverage. The Company continues to make investments in its infrastructure including IT systems and resources and online client services. Our goal is to improve operating performance without inhibiting growth or negatively impacting our ability to service our customers. Mr. Paul further noted, “We will continue to maintain strict oversight of expenses, while retaining an infrastructure to remain competitive, support our growth initiatives, manage risk, and proactively enhance our risk management systems as we continue to grow.”

Total assets at June 30, 2018 were $7.88 billion, a 9% increase as compared to $7.24 billion at June 30, 2017, and a 5% increase as compared to $7.48 billion at December 31, 2017. Total loans (excluding loans held for sale) were $6.65 billion at June 30, 2018, an 11% increase as compared to $5.99 billion at June 30, 2017, and a 4% increase as compared to $6.41 billion at December 31, 2017. Loans held for sale amounted to $30.5 million at June 30, 2018 as compared to $49.3 million at June 30, 2017, a 38% decrease, and $25.1 million at December 31, 2017, a 22% increase. The investment portfolio totaled $656.9 million at June 30, 2018, a 32% increase from the $497.7 million balance at June 30, 2017. As compared to December 31, 2017, the investment portfolio at June 30, 2018 increased by $67.6 million or 12%.

Total deposits at June 30, 2018 were $6.27 billion, compared to deposits of $5.87 billion at June 30, 2017, a 7% increase, and deposits of $5.85 billion at December 31, 2017, a 7% increase. Total borrowed funds (excluding customer repurchase agreements) were $517.1 million at June 30, 2018, $361.7 million at June 30, 2017 and $541.9 million at December 31, 2017. We continue to work on expanding the breadth and depth of our existing relationships while we pursue building new relationships.

Total shareholders’ equity at June 30, 2018 increased 13%, to $1.02 billion, compared to $902.7 million at June 30, 2017, and increased 8%, from $950.4 million at December 31, 2017. The Company’s capital position remains substantially in excess of regulatory requirements for well capitalized status, with a total risk based capital ratio of 15.59% at June 30, 2018, as compared to 15.13% at June 30, 2017, and 15.02% at December 31, 2017. In addition, the tangible common equity ratio was 11.79% at June 30, 2018, compared to 11.15% at June 30, 2017 and 11.44% at December 31, 2017.

Analysis of the three months ended June 30, 2018 compared to June 30, 2017

For the three months ended June 30, 2018, the Company reported an annualized ROAA of 1.92% as compared to 1.60% for the three months ended June 30, 2017. The annualized ROACE for the three months ended June 30, 2018 was 14.93% as compared to 12.51% for the three months ended June 30, 2017. The annualized ROATCE for the three months ended June 30, 2018 was 16.71% as compared to 14.22% for the three months ended June 30, 2017.

Net interest income increased 12% for the three months ended June 30, 2018 over the same period in 2017 ($78.2 million versus $69.7 million), resulting from growth in average earning assets of 12%. The net interest margin was 4.15% for the three months ended June 30, 2018, as compared to 4.16% for the three months ended June 30, 2017. The Company believes its current net interest margin remains favorable compared to peer banking companies and that its disciplined approach to managing the loan portfolio yield to 5.53% for the second quarter of 2018 (as compared to 5.14% for the same period in 2017) has been a significant factor in its overall profitability.

The provision for credit losses was $1.7 million for the three months ended June 30, 2018 as compared to $1.6 million for the three months ended June 30, 2017. Net charge-offs of $848 thousand in the second quarter of 2018 represented an annualized 0.05% of average loans, excluding loans held for sale, as compared to $367 thousand, or an annualized 0.02% of average loans, excluding loans held for sale, in the second quarter of 2017. Net charge-offs in the second quarter of 2018 were attributable primarily to commercial real estate loans ($479 thousand) and commercial loans ($385 thousand).

Noninterest income for the three months ended June 30, 2018 decreased to $5.6 million from $7.0 million for the three months ended June 30, 2017, a 21% decrease, due substantially to lower gains on the sale of residential mortgage loans ($1.7 million versus $2.5 million) resulting from lower volume as compared to 2017, and minimal revenue associated with the origination, securitization, servicing, and sale of FHA Multifamily-Backed GNMA securities as compared to $752 thousand during the second quarter of 2017. Residential mortgage loans closed were $126 million for the second quarter of 2018 versus $188 million for the second quarter of 2017.

The efficiency ratio, which measures the ratio of noninterest expense to total revenue, was 38.55% for the second quarter of 2018, as compared to 39.10% for the second quarter of 2017. Noninterest expenses totaled $32.3 million for the three months ended June 30, 2018, as compared to $30.0 million for the three months ended June 30, 2017, an 8% increase. Cost increases for salaries and benefits were $943 thousand, due primarily to merit increases and benefit costs. Data processing expense increased by $407 thousand due primarily to the costs of software and infrastructure investments. Legal, accounting and professional fees increased $882 thousand due to due diligence from independent consultants associated with the internet event late in 2017 and efforts to enhance our risk management systems.

Analysis of the six months ended June 30, 2018 compared to June 30, 2017

For the six months ended June 30, 2018, the Company reported an annualized ROAA of 1.91% as compared to 1.61% for the six months ended June 30, 2017. The annualized ROACE for the six months ended June 30, 2018 was 14.96% as compared to 12.62% for the six months ended June 30, 2017. The annualized ROATCE for the six months ended June 30, 2018 was 16.78% as compared to 14.38% for the six months ended June 30, 2017.

Net interest income increased 13% for the six months ended June 30, 2018 over the same period in 2017 ($154.0 million versus $136.6 million), resulting from growth in average earning assets of 13%. The net interest margin was 4.16% for both the six months ended June 30, 2018 and 2017. The Company believes its current net interest margin remains favorable compared to peer banking companies and that its disciplined approach to managing the loan portfolio yield to 5.42% for the first six months of 2018 (as compared to 5.15% for the same period in 2017) has been a significant factor in its overall profitability.

The provision for credit losses was $3.6 million for the six months ended June 30, 2018 as compared to $3.0 million for the six months ended June 30, 2017. The higher provisioning for the six months ended June 30, 2018, as compared to the same period in 2017, is due primarily to higher net charge-offs. Net charge-offs of $1.8 million for the six months ended June 30, 2018 represented an annualized 0.05% of average loans, excluding loans held for sale, as compared to $989 thousand, or an annualized 0.03% of average loans, excluding loans held for sale, in the first six months of 2017. Net charge-offs in the first six months of 2018 were attributable primarily to commercial loans ($1.4 million) and commercial real estate loans ($540 thousand) offset by a net recovery in consumer loans ($135 thousand).

Noninterest income for the six months ended June 30, 2018 decreased to $10.9 million from $13.1 million for the six months ended June 30, 2017, a 17% decrease, due substantially to lower gains on the sale of residential mortgage loans ($2.9 million versus $4.3 million) resulting from lower volume as compared to 2017, and minimal revenue associated with the origination, securitization, servicing, and sale of FHA Multifamily-Backed GNMA securities for the six months ended June 30, 2018 versus $752 thousand for the same period in 2017. Residential mortgage loans closed were $226 million for the six months ended June 30, 2018 versus $338 million for the same period in 2017.

Noninterest expenses totaled $63.4 million for the six months ended June 30, 2018, as compared to $59.2 million for the six months ended June 30, 2017, a 7% increase. Cost increases for salaries and benefits for the six months ended June 30, 2018 were $1.1 million, due primarily to merit increases and benefit costs. Data processing expense increased by $683 thousand due primarily to the costs of software and infrastructure investments. Legal, accounting and professional fees increased $2.9 million due to due diligence from independent consultants associated with the internet event late in 2017 and efforts to enhance our risk management systems. Other expenses decreased $1.1 million, due primarily to a net loss on the sale of OREO in the first quarter of 2017 ($361 thousand) and lower costs to maintain OREO properties ($276 thousand). For the first six months of 2018, the efficiency ratio was 38.47% as compared to 39.57% for the same period in 2017.

The financial information which follows provides more detail on the Company’s financial performance for the three and six months ended June 30, 2018 as compared to the three and six months ended June 30, 2017 as well as providing eight quarters of trend data. Persons wishing additional information should refer to the Company’s Form 10-K for the year ended December 31, 2017 and other reports filed with the Securities and Exchange Commission (the “SEC”).

About Eagle Bancorp: The Company is the holding company for EagleBank, which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and operates through twenty branch offices, located in Suburban Maryland, Washington, D.C. and Northern Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

Conference Call: Eagle Bancorp will host a conference call to discuss its second quarter 2018 financial results on Thursday, July 19, 2018 at 10:00 a.m. eastern daylight time. The public is invited to listen to this conference call by dialing 1.877.303.6220, conference ID Code is 5875946, or by accessing the call on the Company’s website, www.EagleBankCorp.com. A replay of the conference call will be available on the Company’s website through August 2, 2018.

Forward-looking Statements: This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and in other periodic and current reports filed with the SEC. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

Eagle Bancorp, Inc.
Consolidated Financial Highlights (Unaudited)
(dollars in thousands, except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Income Statements:
Total interest income	$96,296	$79,344	$185,345	$155,138
Total interest expense	18,086	9,646	31,355	18,546
Net interest income	78,210	69,698	153,990	136,592
Provision for credit losses	1,650	1,566	3,619	2,963
Net interest income after provision for credit losses	76,560	68,132	150,371	133,629
Noninterest income (before investment gains)	5,526	6,997	10,788	12,562
Gain on sale of investment securities	26	26	68	531
Total noninterest income	5,552	7,023	10,856	13,093
Total noninterest expense	32,289	30,001	63,410	59,233
Income before income tax expense	49,823	45,154	97,817	87,489
Income tax expense	12,528	17,382	24,807	32,700
Net income	$37,295	$27,772	$73,010	$54,789

Per Share Data:
Earnings per weighted average common share, basic	$1.09	$0.81	$2.13	$1.61
Earnings per weighted average common share, diluted	$1.08	$0.81	$2.12	$1.60
Weighted average common shares outstanding, basic	34,305,693	34,128,598	34,283,412	34,099,228
Weighted average common shares outstanding, diluted	34,448,354	34,324,120	34,427,613	34,304,285
Actual shares outstanding at period end	34,305,071	34,169,924	34,305,071	34,169,924
Book value per common share at period end	$29.82	$26.42	$29.82	$26.42
Tangible book value per common share at period end (1)	$26.71	$23.28	$26.71	$23.28

Performance Ratios (annualized):
Return on average assets	1.92%	1.60%	1.91%	1.61%
Return on average common equity	14.93%	12.51%	14.96%	12.62%
Return on average tangible common equity	16.71%	14.22%	16.78%	14.38%
Net interest margin	4.15%	4.16%	4.16%	4.16%
Efficiency ratio (2)	38.55%	39.10%	38.47%	39.57%

Other Ratios:
Allowance for credit losses to total loans (3)	1.00%	1.02%	1.00%	1.02%
Allowance for credit losses to total nonperforming loans	612.42%	356.00%	612.42%	356.00%
Nonperforming loans to total loans (3)	0.16%	0.29%	0.16%	0.29%
Nonperforming assets to total assets	0.16%	0.26%	0.16%	0.26%
Net charge-offs (annualized) to average loans (3)	0.05%	0.02%	0.05%	0.03%
Common equity to total assets	12.98%	12.46%	12.98%	12.46%
Tier 1 capital (to average assets)	11.97%	11.61%	11.97%	11.61%
Total capital (to risk weighted assets)	15.59%	15.13%	15.59%	15.13%
Common equity tier 1 capital (to risk weighted assets)	11.89%	11.18%	11.89%	11.18%
Tangible common equity ratio (1)	11.79%	11.15%	11.79%	11.15%

Loan Balances - Period End (in thousands):
Commercial and Industrial	$1,467,088	$1,319,736	$1,467,088	$1,319,736
Commercial real estate - owner occupied	$852,697	$660,066	$852,697	$660,066
Commercial real estate - income producing	$3,000,385	$2,596,230	$3,000,385	$2,596,230
1-4 Family mortgage	$103,415	$151,115	$103,415	$151,115
Construction - commercial and residential	$1,087,287	$1,034,902	$1,087,287	$1,034,902
Construction - C&I (owner occupied)	$48,480	$116,577	$48,480	$116,577
Home equity	$89,539	$103,671	$89,539	$103,671
Other consumer	$2,811	$2,734	$2,811	$2,734

Average Balances (in thousands):
Total assets	$7,789,564	$6,959,994	$7,694,055	$6,866,597
Total earning assets	$7,558,138	$6,728,055	$7,466,348	$6,633,740
Total loans	$6,569,931	$5,895,174	$6,502,207	$5,800,742
Total deposits	$6,269,126	$5,660,119	$6,166,640	$5,607,552
Total borrowings	$485,729	$375,124	$504,444	$346,791
Total shareholders’ equity	$1,002,091	$890,498	$984,436	$875,223

(1) Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per common share are non-GAAP financial measures derived from GAAP based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company calculates return on average tangible common equity by dividing annualized year to date net income by tangible common equity. The Company considers this information important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios and as such is useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions. The table below provides a reconciliation of these non-GAAP financial measures with financial measures defined by GAAP.

GAAP Reconciliation (Unaudited)
(dollars in thousands except per share data)
	Three Months Ended	Six Months Ended	Twelve Months Ended	Three Months Ended	Six Months Ended
	June 30, 2018	June 30, 2018	December 31, 2017	June 30, 2017	June 30, 2017
Common shareholders' equity		$1,023,137	$950,438		$902,675
Less: Intangible assets		(106,820)	(107,212)		(107,061)
Tangible common equity		$916,317	$843,226		$795,614

Book value per common share		$29.82	$27.80		$26.42
Less: Intangible book value per common share		(3.11)	(3.13)		(3.14)
Tangible book value per common share		$26.71	$24.67		$23.28

Total assets		$7,880,017	$7,479,029		$7,244,527
Less: Intangible assets		(106,820)	(107,212)		(107,061)
Tangible assets		$7,773,197	$7,371,817		$7,137,466
Tangible common equity ratio		11.79%	11.44%		11.15%

Average common shareholders' equity	$1,002,091	$984,436	$906,174	$890,501	$875,225
Less: Average intangible assets	(106,955)	(107,112)	(107,117)	(107,050)	(107,153)
Average tangible common equity	$895,136	$877,324	$799,057	$783,450	$768,072

Net Income Available to Common Shareholders	$37,295	$73,010	$100,232	$27,772	$54,789
Average tangible common equity	$895,136	$877,324	$799,057	$783,450	$768,072
Annualized Return on Average Tangible Common Equity	16.71%	16.78%	12.54%	14.22%	14.38%

(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.

(3) Excludes loans held for sale.

Eagle Bancorp, Inc.
Consolidated Balance Sheets (Unaudited)
(dollars in thousands, except per share data)

Assets	June 30, 2018	December 31, 2017	June 30, 2017
Cash and due from banks	$6,873	$7,445	$8,017
Federal funds sold	9,251	15,767	7,417
Interest bearing deposits with banks and other short-term investments	249,667	167,261	432,267
Investment securities available for sale, at fair value	656,942	589,268	497,672
Federal Reserve and Federal Home Loan Bank stock	35,875	36,324	28,603
Loans held for sale	30,493	25,096	49,327
Loans	6,651,704	6,411,528	5,985,031
Less allowance for credit losses	(66,609)	(64,758)	(61,047)
Loans, net	6,585,095	6,346,770	5,923,984
Premises and equipment, net	19,055	20,991	20,153
Deferred income taxes	30,562	28,770	46,294
Bank owned life insurance	62,647	60,947	60,869
Intangible assets, net	106,820	107,212	107,061
Other real estate owned	1,394	1,394	1,394
Other assets	85,343	71,784	61,469
Total Assets	$7,880,017	$7,479,029	$7,244,527

Liabilities and Shareholders' Equity
Deposits:
Noninterest bearing demand	$2,022,916	$1,982,912	$1,851,437
Interest bearing transaction	435,484	420,417	405,210
Savings and money market	2,658,768	2,621,146	2,730,981
Time, $100,000 or more	675,528	515,682	490,105
Other time	476,062	313,827	389,964
Total deposits	6,268,758	5,853,984	5,867,697
Customer repurchase agreements	29,135	76,561	74,362
Other short-term borrowings	300,000	325,000	145,000
Long-term borrowings	217,100	216,905	216,710
Other liabilities	41,887	56,141	38,083
Total liabilities	6,856,880	6,528,591	6,341,852

Shareholders' Equity
Common stock, par value $.01 per share; shares authorized 100,000,000, shares
issued and outstanding 34,305,071, 34,185,163, and 34,169,924, respectively	341	340	340
Additional paid in capital	524,176	520,304	517,356
Retained earnings	505,229	431,544	386,100
Accumulated other comprehensive loss	(6,609)	(1,750)	(1,121)
Total Shareholders' Equity	1,023,137	950,438	902,675
Total Liabilities and Shareholders' Equity	$7,880,017	$7,479,029	$7,244,527

Eagle Bancorp, Inc.
Consolidated Statements of Income (Unaudited)
(dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
Interest Income	2018	2017	2018	2017
Interest and fees on loans	$90,924	$75,896	$175,354	$148,367
Interest and dividends on investment securities	4,058	2,827	7,650	5,660
Interest on balances with other banks and short-term investments	1,274	610	2,255	1,093
Interest on federal funds sold	40	11	86	18
Total interest income	96,296	79,344	185,345	155,138
Interest Expense
Interest on deposits	14,048	6,403	23,177	12,233
Interest on customer repurchase agreements	62	40	112	78
Interest on other short-term borrowings	997	224	2,108	277
Interest on long-term borrowings	2,979	2,979	5,958	5,958
Total interest expense	18,086	9,646	31,355	18,546
Net Interest Income	78,210	69,698	153,990	136,592
Provision for Credit Losses	1,650	1,566	3,619	2,963
Net Interest Income After Provision For Credit Losses	76,560	68,132	150,371	133,629

Noninterest Income
Service charges on deposits	1,760	1,543	3,374	3,015
Gain on sale of loans	1,675	2,519	3,198	4,567
Gain on sale of investment securities	26	26	68	531
Increase in the cash surrender value of bank owned life insurance	356	372	700	739
Other income	1,735	2,563	3,516	4,241
Total noninterest income	5,552	7,023	10,856	13,093
Noninterest Expense
Salaries and employee benefits	17,812	16,869	34,670	33,546
Premises and equipment expenses	3,873	3,920	7,802	7,767
Marketing and advertising	1,291	1,247	2,228	2,141
Data processing	2,404	1,997	4,721	4,038
Legal, accounting and professional fees	2,179	1,297	5,152	2,299
FDIC insurance	951	590	1,626	1,134
Other expenses	3,779	4,081	7,211	8,308
Total noninterest expense	32,289	30,001	63,410	59,233
Income Before Income Tax Expense	49,823	45,154	97,817	87,489
Income Tax Expense	12,528	17,382	24,807	32,700
Net Income	$37,295	$27,772	$73,010	$54,789

Earnings Per Common Share
Basic	$1.09	$0.81	$2.13	$1.61
Diluted	$1.08	$0.81	$2.12	$1.60

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields And Rates (Unaudited)
(dollars in thousands)

	Three Months Ended June 30,
	2018			2017
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$302,991	$1,274	1.69%	$267,123	$610	0.92%
Loans held for sale (1)	25,621	291	4.54%	38,165	388	4.07%
Loans (1) (2)	6,569,931	90,633	5.53%	5,895,174	75,508	5.14%
Investment securities available for sale (2)	643,409	4,058	2.53%	520,951	2,827	2.18%
Federal funds sold	16,186	40	0.99%	6,642	11	0.66%
Total interest earning assets	7,558,138	96,296	5.11%	6,728,055	79,344	4.73%

Total noninterest earning assets	297,601			292,119
Less: allowance for credit losses	66,175			60,180
Total noninterest earning assets	231,426			231,939
TOTAL ASSETS	$7,789,564			$6,959,994

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$444,842	$815	0.73%	$360,574	$337	0.37%
Savings and money market	2,647,910	8,546	1.29%	2,679,337	4,097	0.61%
Time deposits	1,123,330	4,687	1.67%	781,864	1,969	1.01%
Total interest bearing deposits	4,216,082	14,048	1.34%	3,821,775	6,403	0.67%
Customer repurchase agreements	38,438	62	0.65%	69,093	40	0.23%
Other short-term borrowings	230,223	997	1.71%	89,355	224	0.99%
Long-term borrowings	217,068	2,979	5.43%	216,676	2,979	5.44%
Total interest bearing liabilities	4,701,811	18,086	1.54%	4,196,899	9,646	0.92%

Noninterest bearing liabilities:
Noninterest bearing demand	2,053,044			1,838,344
Other liabilities	32,618			34,253
Total noninterest bearing liabilities	2,085,662			1,872,597

Shareholders’ Equity	1,002,091			890,498
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$7,789,564			$6,959,994

Net interest income		$78,210			$69,698
Net interest spread			3.57%			3.81%
Net interest margin			4.15%			4.16%
Cost of funds			0.96%			0.57%

(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $5.2 million and $4.3 million for the three months ended June 30, 2018 and 2017, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields and Rates (Unaudited)
(dollars in thousands)

	Six Months Ended June 30,
	2018			2017
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$292,772	$2,255	1.55%	$269,613	$1,093	0.82%
Loans held for sale (1)	25,293	565	4.47%	33,796	670	3.96%
Loans (1) (2)	6,502,207	174,789	5.42%	5,800,742	147,697	5.15%
Investment securities available for sale (1)	628,818	7,650	2.45%	523,566	5,660	2.19%
Federal funds sold	17,258	86	1.00%	6,023	18	0.60%
Total interest earning assets	7,466,348	185,345	5.01%	6,633,740	155,138	4.73%

Total noninterest earning assets	293,488			292,603
Less: allowance for credit losses	65,781			59,746
Total noninterest earning assets	227,707			232,857
TOTAL ASSETS	$7,694,055			$6,866,597

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$409,066	$1,279	0.63%	$345,986	$575	0.34%
Savings and money market	2,708,480	14,210	1.06%	2,684,900	7,961	0.60%
Time deposits	1,006,356	7,688	1.54%	759,942	3,697	0.98%
Total interest bearing deposits	4,123,902	23,177	1.13%	3,790,828	12,233	0.65%
Customer repurchase agreements	53,158	112	0.42%	69,359	78	0.23%
Other short-term borrowings	234,267	2,108	1.79%	60,808	277	0.91%
Long-term borrowings	217,019	5,958	5.46%	216,624	5,958	5.47%
Total interest bearing liabilities	4,628,346	31,355	1.37%	4,137,619	18,546	0.91%

Noninterest bearing liabilities:
Noninterest bearing demand	2,042,738			1,816,724
Other liabilities	38,535			37,031
Total noninterest bearing liabilities	2,081,273			1,853,755

Shareholders’ equity	984,436			875,223
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$7,694,055			$6,866,597

Net interest income		$153,990			$136,592
Net interest spread			3.64%			3.82%
Net interest margin			4.16%			4.16%
Cost of funds			0.85%			0.57%

(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $9.9 million and $8.2 million for the six months ended June 30, 2018 and 2017, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Statements of Income and Highlights Quarterly Trends (Unaudited)
(dollars in thousands, except per share data)
	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,
Income Statements:	2018	2018	2017	2017	2017	2017	2016	2016
Total interest income	$96,296	$89,049	$86,526	$82,370	$79,344	$75,794	$75,795	$72,431
Total interest expense	18,086	13,269	11,167	10,434	9,646	8,900	8,771	7,703
Net interest income	78,210	75,780	75,359	71,936	69,698	66,894	67,024	64,728
Provision for credit losses	1,650	1,969	4,087	1,921	1,566	1,397	2,112	2,288
Net interest income after provision for credit losses	76,560	73,811	71,272	70,015	68,132	65,497	64,912	62,440
Noninterest income (before investment gains)	5,526	5,262	9,496	6,773	6,997	5,565	6,943	6,404
Gain on sale of investment securities	26	42	-	11	26	505	71	1
Total noninterest income	5,552	5,304	9,496	6,784	7,023	6,070	7,014	6,405
Salaries and employee benefits	17,812	16,858	16,678	16,905	16,869	16,677	17,853	17,130
Premises and equipment	3,873	3,929	4,019	3,846	3,920	3,847	3,699	3,786
Marketing and advertising	1,291	937	1,222	732	1,247	894	944	857
Other expenses	9,313	9,397	7,884	8,033	7,965	7,814	7,284	7,065
Total noninterest expense	32,289	31,121	29,803	29,516	30,001	29,232	29,780	28,838
Income before income tax expense	49,823	47,994	50,965	47,283	45,154	42,335	42,146	40,007
Income tax expense	12,528	12,279	35,396	17,409	17,382	15,318	16,429	15,484
Net income	37,295	35,715	15,569	29,874	27,772	27,017	25,717	24,523

Per Share Data:
Earnings per weighted average common share, basic	$1.09	$1.04	$0.46	$0.87	$0.81	$0.79	$0.76	$0.73
Earnings per weighted average common share, diluted	$1.08	$1.04	$0.45	$0.87	$0.81	$0.79	$0.75	$0.72
Weighted average common shares outstanding, basic	34,305,693	34,260,882	34,179,793	34,173,893	34,128,598	34,069,528	33,650,963	33,590,183
Weighted average common shares outstanding, diluted	34,448,354	34,406,310	34,334,873	34,338,442	34,324,120	34,284,316	34,233,940	34,187,171
Actual shares outstanding at period end	34,305,071	34,303,056	34,185,163	34,174,009	34,169,924	34,110,056	34,023,850	33,590,880
Book value per common share at period end	$29.82	$28.72	$27.80	$27.33	$26.42	$25.59	$24.77	$24.28
Tangible book value per common share at period end (1)	$26.71	$25.60	$24.67	$24.19	$23.28	$22.45	$21.61	$21.08

Performance Ratios (annualized):
Return on average assets	1.92%	1.91%	0.82%	1.66%	1.60%	1.62%	1.46%	1.50%
Return on average common equity	14.93%	14.99%	6.49%	12.86%	12.51%	12.74%	12.26%	12.04%
Return on average tangible common equity	16.71%	16.86%	7.31%	14.55%	14.22%	14.56%	14.07%	13.89%
Net interest margin	4.15%	4.17%	4.13%	4.14%	4.16%	4.14%	3.95%	4.11%
Efficiency ratio (2)	38.55%	38.38%	35.12%	37.49%	39.10%	40.06%	40.22%	40.54%

Other Ratios:
Allowance for credit losses to total loans (3)	1.00%	1.00%	1.01%	1.03%	1.02%	1.03%	1.04%	1.04%
Allowance for credit losses to total nonperforming loans	612.42%	491.56%	489.20%	379.11%	356.00%	416.91%	330.49%	255.29%
Nonperforming loans to total loans (3)	0.16%	0.20%	0.21%	0.27%	0.29%	0.25%	0.31%	0.41%
Nonperforming assets to total assets	0.16%	0.19%	0.20%	0.24%	0.26%	0.22%	0.30%	0.41%
Net charge-offs (annualized) to average loans (3)	0.05%	0.06%	0.15%	0.00%	0.02%	0.04%	-0.01%	0.14%
Tier 1 capital (to average assets)	11.97%	11.76%	11.45%	11.78%	11.61%	11.51%	10.72%	11.12%
Total capital (to risk weighted assets)	15.59%	15.32%	15.02%	15.30%	15.13%	14.97%	14.89%	15.05%
Common equity tier 1 capital (to risk weighted assets)	11.89%	11.57%	11.23%	11.40%	11.18%	10.97%	10.80%	10.83%
Tangible common equity ratio (1)	11.79%	11.57%	11.44%	11.35%	11.15%	10.97%	10.84%	10.64%

Average Balances (in thousands):
Total assets	$7,789,564	$7,597,485	$7,487,624	$7,128,769	$6,959,994	$6,772,164	$6,984,492	$6,492,274
Total earning assets	$7,558,138	$7,373,535	$7,242,994	$6,897,613	$6,728,055	$6,538,377	$6,754,935	$6,266,311
Total loans	$6,569,931	$6,433,730	$6,207,505	$5,946,411	$5,895,174	$5,705,261	$5,591,790	$5,422,677
Total deposits	$6,269,126	$6,063,017	$6,101,727	$5,827,953	$5,660,119	$5,554,402	$5,796,516	$5,353,834
Total borrowings	$485,729	$523,369	$382,687	$344,959	$375,124	$318,143	$312,842	$300,083
Total shareholders’ equity	$1,002,091	$966,585	$951,727	$921,493	$890,498	$859,779	$834,823	$809,973

(1) Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per common share are non-GAAP financial measures derived from GAAP based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company considers this information important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios and as such is useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions.
(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(3) Excludes loans held for sale.

EAGLE BANCORP, INC.
CONTACT:
Michael T. Flynn
301.986.1800